Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE
Vail Resorts Contacts:
Investor Relations:  Michael Barkin, (303) 404-1800, InvestorRelations@vailresorts.com
Media:  Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com

Vail Resorts Reports Fiscal 2013 Fourth Quarter and Full Year Results and Provides 2014 Outlook
BROOMFIELD, Colo. - September 27, 2013 - Vail Resorts, Inc. (NYSE: MTN) today reported results for the fourth quarter and fiscal year ended July 31, 2013 and provided its outlook for the fiscal year ending July 31, 2014.

Highlights

•
Resort Reported EBITDA increased 17.3% to $240.9 million for fiscal 2013, compared to the prior fiscal year. This includes incremental EBITDA of $5.5 million from the acquisitions of Kirkwood and the Urban ski areas, and $7.6 million of EBITDA losses related to the Canyons transaction, including transaction and transition costs on the acquisitions and Canyons transaction (the Canyons transaction, together with the acquisitions, referred to collectively as the "Acquisitions"). Excluding the Acquisitions, Resort Reported EBITDA increased 18.4% to $242.9 million.

•	Net income attributable to Vail Resorts, Inc. increased 129.4% to $37.7 million for fiscal 2013, compared to the prior fiscal year.

•	Excluding the Acquisitions:

•	Total Mountain net revenue increased 9.3% for fiscal 2013 compared to the prior fiscal year.

•	Mountain Reported EBITDA increased 16.5% for fiscal 2013 compared to the prior fiscal year.

•	During fiscal 2013, we closed on ten Ritz-Carlton Residence units, twelve One Ski Hill Place units and a land sale in Breckenridge. Net Real Estate Cash Flow for fiscal 2013 was $27.5 million.

•
Sales of season passes through September 22, 2013 for the upcoming 2013/2014 ski season were up approximately 19% in units and approximately 23% in sales dollars versus the comparable period in the prior year. Based on historical patterns, approximately 55% to 60% of our total sales are made by this date.

Commenting on the Company's fiscal 2013 results, Rob Katz, Chief Executive Officer said, “We are very pleased with our performance this fiscal year. We reported record Resort revenue and Resort EBITDA that reflects higher overall visitation, improved pricing, increased average guest spend and strong pass sales. We generated significant real estate net cash flow driven by the increasing strength in resort real estate markets. We were successful in our acquisition strategy during fiscal 2013, completing our transaction for Canyons Resort in Park City, Utah and acquiring Afton Alps in Minnesota and Mount Brighton in Michigan. We also launched the initial activities for Epic Discovery on Vail Mountain and made continued progress in the approval process for our broader summer plans across our resorts. Finally, we increased the number of mountains available on our Epic Pass from 12 during the 2012/2013 ski season to 26 for the 2013/2014 ski season and added resorts in Austria and France, truly creating a global offering.”
Katz added, “Total Mountain net revenue increased 13.2% for fiscal 2013. This was driven by a 13.6% increase in total skier visits, driving a $48.3 million, or 14.1%, increase in lift revenue compared to prior year. Lift revenue, excluding season pass revenue, increased $36.4 million, or 17.6%, and season pass revenue increased $11.9 million, or 8.8% compared to prior year. Our ancillary businesses also performed well reflecting improvements in consumer spending that resulted in higher spending per guest. Relative to prior year, fiscal 2013 dining revenue increased 18.7%, ski school revenue increased 13.0%, and retail/rental revenue increased 9.7%.”

Regarding Lodging, Katz said, “Our Lodging segment benefited from improved summer visitation and increased winter demand during peak holiday periods at our resorts. Total Lodging net revenue (excluding payroll cost reimbursements) for fiscal 2013 increased $12.2 million, or 6.5%, to $200.1 million, as compared to the prior fiscal year. Our owned hotels and managed condominiums, excluding Canyons, benefited from improved Average Daily Rate (“ADR”) and revenue per available room (“RevPAR”), which increased 1.7% and 6.4%, respectively.”

Turning to our real estate business, Katz commented, “We are very pleased with the increased level of sales activity at both of our development projects. For fiscal 2013, we closed on twelve One Ski Hill Place units and ten Ritz-Carlton Residences, Vail units. Additionally, during fiscal 2013 we closed on the sale of 2.1 acres of land at the base of Breckenridge Ski Resort's Peak 8 for $11.1 million and recognized a gain on the sale of $6.7 million in the fourth quarter of fiscal 2013. Net Real Estate Cash Flow for fiscal 2013 was $27.5 million, exceeding our revised guidance of $23 million to $27 million issued in June 2013.”

Katz continued, “Our balance sheet continues to be very strong. We ended the quarter with $138.6 million of cash on hand, an increase of $92.6 million from July 31, 2012, and no borrowings under the revolver of our senior credit facility. Our Net Debt was 2.8 times trailing twelve months Total Reported

EBITDA which includes $306.3 million of capitalized long-term obligations associated with the Canyons transaction. I am also very pleased to announce that our Board of Directors has declared a quarterly cash dividend on Vail Resorts' common stock. The quarterly dividend will be $0.2075 per share of common stock and will be payable on October 24, 2013 to shareholders of record on October 9, 2013.”

Operating Results
A complete Management's Discussion and Analysis of Financial Condition and Results of Operations can be found in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 2013 filed with the Securities and Exchange Commission. The following are segment highlights:
Mountain Segment

•	Total Skier Visits for fiscal 2013 increased to 7.0 million, from 6.1 million in fiscal 2012, a 13.6% increase.

•	Lift revenue excluding the Acquisitions and excluding season pass holders, increased $26.4 million in fiscal 2013, or 12.8%, compared to the prior fiscal year.

•	Effective Ticket Price (“ETP”) excluding season pass holders, and excluding the Acquisitions, increased $4.94 in fiscal 2013, or 6.7% over the prior fiscal year.

•
Mountain Reported EBITDA for fiscal 2013 increased $29.8 million, or 15.0% to $228.7 million compared to the prior fiscal year. Excluding the Acquisitions, Mountain Reported EBITDA for fiscal 2013 increased $32.7 million or 16.5% over the prior fiscal year.

•	Mountain Reported EBITDA includes $9.0 million and $7.6 million of stock-based compensation expense for fiscal 2013 and fiscal 2012, respectively.
Lodging Segment

•
Lodging segment net revenue was $211.0 million for fiscal 2013 compared to $210.6 million for the prior fiscal year, a 0.2% increase. Excluding payroll cost reimbursements related to managed hotel properties, total Lodging revenues increased 6.5% over the prior fiscal year.

•	For fiscal 2013, ADR increased 1.7% and RevPAR increased 6.4% at the Company's owned hotels and managed condominiums, excluding Canyons, compared to the prior fiscal year.

•	Lodging Reported EBITDA increased 91.4% to $12.2 million for fiscal 2013 compared to the prior fiscal year. Excluding Canyons contribution, Lodging Reported EBITDA was $11.4 million for fiscal 2013.

•	Lodging Reported EBITDA includes $1.9 million and $1.7 million of stock-based compensation expense for fiscal 2013 and fiscal 2012, respectively.
Resort - Combination of Mountain and Lodging Segments

•	Resort net revenue was $1,078.5 million for fiscal 2013, up 10.4% compared to the prior fiscal year. Excluding the Acquisitions, Resort net revenue increased 7.0% to $1,045.5 million in fiscal 2013.

•	Resort Reported EBITDA increased 17.3% to $240.9 million for fiscal 2013, compared to the prior fiscal year. Excluding the Acquisitions, Resort Reported EBITDA increased 18.4% to $242.9 million.
Real Estate Segment

•	Real Estate segment net revenue was $42.3 million for fiscal 2013. This compares to Real Estate net revenue of $47.2 million for fiscal 2012.

•
Net Real Estate Cash Flow (a non-GAAP measure defined as Real Estate Reported EBITDA, plus non-cash real estate cost of sales, plus non-cash stock-based compensation expense, plus change in real estate deposits less investment in real estate) was $27.5 million for fiscal 2013, up 60.4% from fiscal 2012.

•
Real Estate Reported EBITDA improved 43.1% to a negative $9.1 million for fiscal 2013 compared to a negative $16.0 million for the prior year. Real Estate Reported EBITDA includes $1.4 million and $2.6 million of stock-based compensation expense for fiscal 2013 and fiscal 2012, respectively.

Total Performance

•	Total net revenue was $1,120.8 million for fiscal 2013 compared to $1,024.4 million in the prior year, a 9.4% increase.

•
Net income attributable to Vail Resorts, Inc. was $37.7 million, or $1.03 per diluted share, for fiscal 2013 compared to net income attributable to Vail Resorts, Inc. of $16.5 million, or $0.45 per diluted share, in the prior year.

Dividends and Share Repurchase
In fiscal 2013, total dividends paid were $0.7900 per share, after increasing the dividend amount by approximately 11% in the third fiscal quarter from $0.1875 to $0.2075 per share.
The Company did not repurchase any shares of common stock in fiscal 2013. Since inception of the stock repurchase program in 2006, the Company has repurchased an aggregate of 4,949,111 shares at a cost of approximately $193.2 million. As of July 31, 2013, 1,050,889 shares remained available to repurchase under the existing repurchase authorization.
Season Pass Sales
Commenting on the Company's season pass sales for the upcoming 2013/2014 ski season, Katz said, “We are extremely pleased that our season pass sales for the upcoming 2013/2014 ski season continue to show strong growth and demonstrate the compelling value proposition of our season pass products to our loyal guests. Through September 22, 2013, season pass sales increased approximately 19% in units and approximately 23% in sales dollars, as compared to the prior year period through September 23, 2012. These growth rates are consistent with the growth rates we reported in Spring 2013 and exceeded our expectations. Since announcing the Canyons transaction in late May 2013, we have seen a material acceleration in pass sales in the Tahoe and Utah markets as well as in our destination markets. Our Minneapolis and Detroit markets continue to show growth rates well in excess of our overall results and we continue to see strong performance in Colorado as well. We believe this will be a strong overall year for pass sales, though we expect the final growth rates for the full selling season to be materially lower than where we are through September, as we know a portion of the significant increase in sales to date is due to pass holders who purchased last fall buying passes earlier in the year.”

Guidance

Turning to guidance for fiscal 2014, Katz commented, “We are excited about the upcoming ski season and expect to build upon the positive momentum from fiscal 2013 with several new initiatives in fiscal 2014 that we hope will continue to elevate the guest experience and financial results at our resorts. As always, our visibility into the upcoming ski season is limited at this point in time. Our guidance for fiscal 2014 anticipates normal weather conditions and a continuation of the current economic environment. Based on our current estimates, our fiscal 2014 guidance range anticipates Resort Reported EBITDA of between $280.0 million and $295.0 million, including approximately $11.9 million of non-cash stock based compensation expense. We expect that Canyons EBITDA, including its impact on our overall season pass sales and excluding non-recurring integration and litigation related expenses, will modestly exceed our prior guidance for its first full year of operations. We anticipate that integration and litigation related expenses in fiscal 2014, which are included in our Resort Reported EBITDA guidance, will be approximately $7.2 million, including an estimated $5.0 million in fees associated with the Park City Mountain Resort litigation. As we continue to focus on driving profitable growth, we expect to increase our Resort EBITDA Margin (defined as Resort Reported EBITDA divided by Resort net revenue) by approximately 0.7 percentage points to 23.0% in fiscal 2014 at the midpoint of our guidance range. Our Real Estate segment results are impacted in any given year by the timing and mix of real estate sold and closed. For fiscal 2014, we are estimating Real Estate Reported EBITDA of negative $14.0 million to negative $8.0 million, including approximately $1.7 million of non-cash stock-based compensation expense. We expect Net Real Estate Cash Flow of $15.0 million to $25.0 million (including proceeds from recovery of previously incurred project costs and after any additional investments made into the projects). Net income attributable to Vail Resorts, Inc. is expected to be in a range of $37.0 million to $55.0 million for fiscal 2014.”

Regarding advance Lodging bookings, Katz said, “Although it is still early in the cycle (less than 15% of winter season bookings are historically made by this time), we are pleased that at this point bookings are up in both room nights and revenue over the prior year.”

In conclusion, Katz said, “fiscal 2014 will be an exciting year for Vail Resorts. We are integrating Canyons Resort, Afton Alps and Mount Brighton into our pass products, marketing efforts and operations. The opening of Peak 6 at Breckenridge, Chair 4 at Vail and the new Red Tail on-mountain restaurant at Beaver Creek will be important drivers of growth for these critical resorts in Colorado. And we will continue to build and open more summer activities over the course of the fiscal year as part of our Epic Discovery program across our resorts. We look forward to welcoming our guests to enjoy all of our resorts and lodging properties along with our new offerings over the coming year.”

The following table reflects the forecasted guidance range for the Company's fiscal year ending July 31, 2014, for Reported EBITDA (after stock-based compensation expense) and reconciles such Reported EBITDA guidance to net income attributable to Vail Resorts, Inc. guidance for fiscal 2014.

	Fiscal 2014 Guidance
	(In thousands)
	For the Year Ending
	July 31, 2014
	Low End Range	High End Range
Mountain Reported EBITDA (1)	$263,000	$278,000
Lodging Reported EBITDA (2)	14,000	20,000
Resort Reported EBITDA (3)	280,000	295,000
Real Estate Reported EBITDA (4)	(14,000)	(8,000)
Total Reported EBITDA	266,000	287,000
Depreciation and amortization	(141,000)	(137,000)
Loss on disposal of fixed assets, net	(1,200)	(800)
Investment income	200	500
Interest expense, net	(65,500)	(63,500)
Income before provision for income taxes	58,500	86,200
Provision for income taxes	(21,650)	(31,450)
Net income	36,850	54,750
Net loss attributable to noncontrolling interests	150	250
Net income attributable to Vail Resorts, Inc.	$37,000	$55,000

(1)	Mountain Reported EBITDA includes approximately $10 million of stock-based compensation.

(2)	Lodging Reported EBITDA includes approximately $2 million of stock-based compensation.

(3)
Resort Reported EBITDA represents the sum of Mountain and Lodging. The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined. Readers are cautioned to recognize that the low end of the expected ranges provided for the Lodging and Mountain segments, while possible, do not sum to the low end of the Resort Reported EBITDA range provided because we do not necessarily expect or assume that we will actually hit the low end of both ranges, as the actual Resort Reported EBITDA will depend on the actual mix of the Lodging and Mountain components. Similarly, the high end of the ranges for the Lodging and Mountain segments do not sum to the high end of the Resort Reported EBITDA range.

(4)	Real Estate Reported EBITDA includes approximately $2 million of stock-based compensation.

Earnings Conference Call
The Company will conduct a conference call today at 11:00 a.m. Eastern Time to discuss the financial results. The call will be webcast and can be accessed at www.vailresorts.com in the Investor Relations section, or dial (877) 941-1467 (U.S. and Canada) or (480) 629-9676 (international). A replay of the conference call will be available two hours following the conclusion of the call through October 11,

2013.  To access the replay, dial (800) 406-7325 (U.S. and Canada) or (303) 590-3030 (international), pass code 4638135.  The conference call will also be archived at www.vailresorts.com.
About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts, Inc., through its subsidiaries, is the leading mountain resort operator in the United States. The Company's subsidiaries operate the mountain resorts of Vail, Beaver Creek, Breckenridge and Keystone in Colorado; Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada; Canyons in Park City, Utah; Afton Alps in Minnesota and Mt. Brighton in Michigan; and the Grand Teton Lodge Company in Jackson Hole, Wyoming. The Company's subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties. Vail Resorts Development Company is the real estate planning, development and construction subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.
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Forward-Looking Statements
Statements in this press release, other than statements of historical information, are forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include but are not limited to prolonged weakness in general economic conditions, including adverse affects on the overall travel and leisure related industries; unfavorable weather conditions or natural disasters; adverse events that occur during our peak operating periods combined with the seasonality of our business; competition in our mountain and lodging businesses; our ability to grow our resort and real estate operations; our ability to successfully initiate, complete, and sell new real estate development projects and achieve the anticipated financial benefits from such projects; further adverse changes in real estate markets; continued volatility in credit markets; our ability to obtain financing on terms acceptable to us to finance our future real estate development, capital expenditures and growth strategy; our reliance on government permits or approvals for our use of Federal land or to make operational and capital improvements; demand for planned summer activities and our ability to successfully obtain necessary approvals and construct the planned improvements; adverse consequences of current or future legal claims; our ability to hire and retain a sufficient seasonal workforce; willingness of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases, and the cost and availability of travel options; negative publicity which diminishes the value of our brands; our ability to integrate and successfully realize anticipated benefits from the lease of Canyons Resort operations or future acquisitions; the outcome of pending litigation regarding the ski terrain of Park City Mountain Resort; adverse consequences on lease payment obligations for Canyons Resort due to increases in consumer price index, or CPI; implications arising from new Financial Accounting Standards Board (“FASB”)/governmental legislation, rulings or interpretations; and other risks detailed in the Company's filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 2013.
All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.
Statement Concerning Non-GAAP Financial Measures
We use the terms “Reported EBITDA” and “Net Debt” when reporting financial results in accordance with Securities and Exchange Commission rules regarding the use of non-GAAP financial measures. We define Reported EBITDA as segment net revenue less segment operating expense plus or minus segment equity investment income or loss and for the Real Estate segment plus gain on sale of real property. We define Net Debt as long-term debt plus long-term debt due within one year less cash and cash equivalents. For Resort, we define Resort EBITDA Margin as Resort Reported EBITDA divided by Resort net revenue (which is not a measure of financial performance under GAAP). In addition, for the Real Estate segment we define Net Real Estate Cash Flow (which is not a measure of financial performance under GAAP) as Real Estate Reported EBITDA, plus non-cash real estate cost of sales, plus non-cash stock-based compensation expense, plus change in real estate deposits and recovery of previously incurred project costs less investment in real estate, which we use as a cash flow indicator for our Real Estate segment. For the Lodging segment we primarily focus on Lodging net revenue excluding payroll cost reimbursement and Lodging operating expense excluding reimbursed payroll costs (which are not measures of financial performance under GAAP) as the reimbursements are made based upon the costs incurred with no added margin, as such the revenue and corresponding expense have no effect on our Lodging Reported EBITDA which we use to evaluate Lodging segment performance. Please see “Reconciliation of Non-GAAP Financial Measures” below for more information.
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Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended July 31,		Twelve Months Ended July 31,
	2013	2012	2013	2012
Net revenue:
Mountain	$51,844	$46,414	$867,514	$766,608
Lodging	58,089	54,751	210,974	210,623
Real estate	2,372	12,379	42,309	47,163
Total net revenue	112,305	113,544	1,120,797	1,024,394
Segment operating expense:
Mountain	103,208	90,323	639,706	568,578
Lodging	56,758	54,773	198,813	204,270
Real estate	8,741	16,691	58,090	63,170
Total segment operating expense	168,707	161,787	896,609	836,018
Other operating (expense) income:
Depreciation and amortization	(33,861)	(32,335)	(132,688)	(127,581)
Gain on sale of real property	6,675	—	6,675	—
Loss on disposal of fixed assets, net	(465)	(341)	(1,222)	(1,464)
(Loss) income from operations	(84,053)	(80,919)	96,953	59,331
Mountain equity investment income (loss), net	92	(66)	891	878
Investment income, net	45	113	351	469
Interest expense, net	(13,698)	(8,360)	(38,966)	(33,586)
(Loss) income before benefit (provision) for income taxes	(97,614)	(89,232)	59,229	27,092
Benefit (provision) for income taxes	37,710	35,408	(21,619)	(10,701)
Net (loss) income	$(59,904)	$(53,824)	$37,610	$16,391
Net loss attributable to noncontrolling interests	36	28	133	62
Net (loss) income attributable to Vail Resorts, Inc.	$(59,868)	$(53,796)	$37,743	$16,453
Per share amounts:
Basic net (loss) income per share attributable to Vail Resorts, Inc.	$(1.67)	$(1.50)	$1.05	$0.46
Diluted net (loss) income per share attributable to Vail Resorts, Inc.	$(1.67)	$(1.50)	$1.03	$0.45
Cash dividends declared per share	$0.2075	$0.1875	$0.79	$0.675
Weighted average shares outstanding:
Basic	35,931	35,915	35,859	36,004
Diluted	35,931	35,915	36,733	36,673
Other Data (unaudited):
Mountain Reported EBITDA	$(51,272)	$(43,975)	$228,699	$198,908
Lodging Reported EBITDA	$1,331	$(22)	$12,161	$6,353
Resort Reported EBITDA	$(49,941)	$(43,997)	$240,860	$205,261
Real Estate Reported EBITDA	$306	$(4,312)	$(9,106)	$(16,007)
Total Reported EBITDA	$(49,635)	$(48,309)	$231,754	$189,254
Mountain stock-based compensation	$1,999	$1,668	$9,007	$7,614
Lodging stock-based compensation	$481	$386	$1,917	$1,744
Resort stock-based compensation	$2,480	$2,054	$10,924	$9,358
Real Estate stock-based compensation	$325	$596	$1,425	$2,641
Total stock-based compensation	$2,805	$2,650	$12,349	$11,999

Vail Resorts, Inc.
Mountain Segment Operating Results
(In thousands)
(Unaudited)

	Three Months Ended July 31,		Percentage Increase	Twelve Months Ended July 31,		Percentage Increase
	2013	2012	(Decrease)	2013	2012	(Decrease)
Net Mountain revenue:
Lift	$—	$89	(100.0)%	$390,820	$342,500	14.1%
Ski school	—	1	(100.0)%	95,254	84,292	13.0%
Dining	7,100	6,619	7.3%	81,175	68,376	18.7%
Retail/rental	22,615	20,814	8.7%	199,418	181,772	9.7%
Other	22,129	18,891	17.1%	100,847	89,668	12.5%
Total Mountain net revenue	$51,844	$46,414	11.7%	$867,514	$766,608	13.2%
Mountain operating expense:
Labor and labor-related benefits	$37,129	$30,490	21.8%	$238,479	$207,269	15.1%
Retail cost of sales	13,270	12,069	10.0%	88,500	79,657	11.1%
Resort related fees	1,140	909	25.4%	41,970	39,557	6.1%
General and administrative	26,240	22,087	18.8%	119,938	107,483	11.6%
Other	25,429	24,769	2.7%	150,819	134,612	12.0%
Total Mountain operating expense	$103,208	$90,324	14.3%	$639,706	$568,578	12.5%
Mountain equity investment income (loss), net	92	(66)	239.4%	891	878	1.5%
Mountain Reported EBITDA	$(51,272)	$(43,976)	(16.6)%	$228,699	$198,908	15.0%

 Certain Mountain segment operating expenses presented above for Fiscal 2012 have been reclassified to conform to the current fiscal year presentation.

	Twelve Months Ended July 31,		Percentage
	2013	2012	Increase
Skier Visits
Colorado Resorts	5,047	4,853	4.0%
Tahoe Resorts	1,705	1,291	32.1%
Urban Ski Areas	225	—	nm
Total Skier Visits	6,977	6,144	13.6%

Effective Ticket Price	$56.02	$55.75	0.5%

Vail Resorts, Inc.
Lodging Operating Results
(In thousands, except ADR and RevPAR)
(Unaudited)

	Three Months Ended July 31,		Percentage Increase	Twelve Months Ended July 31,		Percentage Increase
	2013	2012	(Decrease)	2013	2012	(Decrease)
Lodging net revenue:
Owned hotel rooms	$14,883	$14,239	4.5%	$48,449	$45,131	7.4%
Managed condominium rooms	7,957	6,412	24.1%	44,486	40,473	9.9%
Dining	11,663	9,625	21.2%	33,809	29,980	12.8%
Transportation	2,032	1,972	3.0%	19,602	18,860	3.9%
Golf	7,526	7,523	—%	15,237	15,159	0.5%
Other	11,694	11,234	4.1%	38,562	38,383	0.5%
	55,755	51,005	9.3%	200,145	187,986	6.5%
Payroll cost reimbursements	2,334	3,746	(37.7)%	10,829	22,637	(52.2)%
Total Lodging net revenue	$58,089	$54,751	6.1%	$210,974	$210,623	0.2%
Lodging operating expense:
Labor and labor-related benefits	$26,431	$24,311	8.7%	$92,737	$88,777	4.5%
General and administrative	6,630	6,666	(0.5)%	28,446	29,280	(2.8)%
Other	21,363	20,050	6.5%	66,801	63,576	5.1%
	54,424	51,027	6.7%	187,984	181,633	3.5%
Reimbursed payroll costs	2,334	3,746	(37.7)%	10,829	22,637	(52.2)%
Total Lodging operating expense	$56,758	$54,773	3.6%	$198,813	$204,270	(2.7)%
Lodging Reported EBITDA	$1,331	$(22)	6,150.0%	$12,161	$6,353	91.4%

Owned hotel statistics:
ADR	$185.41	$191.63	(3.2)%	$203.61	$205.02	(0.7)%
RevPar	$110.94	$107.84	2.9%	$122.77	$114.73	7.0%
Managed condominium statistics:
ADR	$215.13	$196.18	9.7%	$333.98	$320.30	4.3%
RevPar	$36.61	$31.84	15.0%	$83.48	$78.65	6.1%
Owned hotel and managed condominium statistics (combined):
ADR	$194.78	$193.13	0.9%	$264.36	$260.04	1.7%
RevPar	$64.99	$60.04	8.2%	$96.14	$90.36	6.4%

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of July 31,
	2013	2012
Real estate held for sale and investment	$195,230	$237,668

Total Vail Resorts, Inc. stockholders’ equity	823,868	802,311

Long-term debt	795,928	489,775
Long-term debt due within one year	994	990
Total debt	796,922	490,765
Less: cash and cash equivalents	138,604	46,053
Net debt	$658,318	$444,712

Reconciliation of Non-GAAP Financial Measures
Resort, Mountain and Lodging, and Real Estate Reported EBITDA have been presented herein as measures of the Company's financial operating performance. Reported EBITDA and Net Debt are not measures of financial performance or liquidity under accounting principles generally accepted in the United States of America (“GAAP”), and they might not be comparable to similarly titled measures of other companies. Reported EBITDA and Net Debt should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP including net income, net change in cash and cash equivalents or other financial statement data. The Company believes that Reported EBITDA is an indicative measurement of the Company's operating performance, and is similar to performance metrics generally used by investors to evaluate companies in the resort and lodging industries. The Company primarily uses Reported EBITDA based targets in evaluating performance. The Company believes that Net Debt is an important measurement as it is an indicator of the Company's ability to obtain additional capital resources for its future cash needs. For Resort, the Company defines Resort EBITDA Margin as Resort Reported EBITDA divided by Resort net revenue, which is not a measure of financial performance under GAAP, as the Company believes it is an important measurement of operating performance. In addition, the Company also uses the term Net Real Estate Cash Flow, which is not a measure of financial performance or liquidity under GAAP, as the Company believes it is important as a cash flow indicator for our Real Estate segment.
Presented below is a reconciliation of Total Reported EBITDA to net (loss) income attributable to Vail Resorts, Inc. calculated in accordance with GAAP for the three and twelve months ended July 31, 2013 and 2012.

	(In thousands) (Unaudited)
	Three Months Ended July 31,		Twelve Months Ended July 31,
	2013	2012	2013	2012
Mountain Reported EBITDA	$(51,272)	$(43,975)	$228,699	$198,908
Lodging Reported EBITDA	1,331	(22)	12,161	6,353
Resort Reported EBITDA*	(49,941)	(43,997)	240,860	205,261
Real Estate Reported EBITDA	306	(4,312)	(9,106)	(16,007)
Total Reported EBITDA	(49,635)	(48,309)	231,754	189,254
Depreciation and amortization	(33,861)	(32,335)	(132,688)	(127,581)
Loss on disposal of fixed assets, net	(465)	(341)	(1,222)	(1,464)
Investment income, net	45	113	351	469
Interest expense, net	(13,698)	(8,360)	(38,966)	(33,586)
(Loss) income before benefit (provision) for income taxes	(97,614)	(89,232)	59,229	27,092
Benefit (provision) for income taxes	37,710	35,408	(21,619)	(10,701)
Net (loss) income	$(59,904)	$(53,824)	$37,610	$16,391
Net loss attributable to noncontrolling interests	36	28	133	62
Net (loss) income attributable to Vail Resorts, Inc.	$(59,868)	$(53,796)	$37,743	$16,453

*	Resort represents the sum of Mountain and Lodging
The following table reconciles Net Debt to long-term debt and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended July 31, 2013.

	(In thousands) (Unaudited) As of July 31, 2013
Long-term debt	$795,928
Long-term debt due within one year	994
Total debt	796,922
Less: cash and cash equivalents	138,604
Net debt	$658,318
Net debt to Total Reported EBITDA	2.8	x

The following table reconciles Real Estate Reported EBITDA to Net Real Estate Cash Flow for the three and twelve months ended July 31, 2013.

	(In thousands) (Unaudited) Three Months Ended July 31, 2013	(In thousands) (Unaudited) Twelve Months Ended July 31, 2013
Real Estate Reported EBITDA	$306	$(9,106)
Non-cash Real Estate cost of sales	6,210	36,492
Non-cash Real Estate stock-based compensation	325	1,425
Change in Real Estate deposits less investments in Real Estate	309	(1,331)
Net Real Estate Cash Flow	$7,150	$27,480

The following table reconciles Resort Net Revenue to Resort EBITDA Margin for the twelve months ended July 31, 2013 and for fiscal 2014 guidance.

	(In thousands) (Unaudited) Twelve Months Ended July 31, 2013	(In thousands) (Unaudited) Fiscal 2014 Guidance**
Resort net revenue*	$1,078,488	$1,250,773
Resort EBITDA*	240,860	287,500
Resort EBITDA margin*	22.3%	23.0%

*Resort represents the sum of Mountain and Lodging
**Represents the mid-point range of Guidance